Exhibit d(iii) under Form N-1A
                                              Exhibit 10 under Item 601/Reg. S-K



                                  ASSIGNMENT OF
                          INVESTMENT ADVISORY CONTRACT
                     Emerging Markets Fixed Income Core Fund


     THIS ASSIGNMENT is entered into as of January 1, 2004 by and between FEDERATED GLOBAL INVESTMENT MANAGEMENT CORP., a Delaware corporation ("FGIMCO"), and FEDERATED INVESTMENT COUNSELING, a Delaware statutory trust ("FIC").

     WHEREAS, FGIMCO entered into an Investment Advisory Contract dated as of December 1, 2001 with Federated Core Trust II, L.P. (the "Trust") with respect to the International High Income Core Fund, now known as Emerging Markets Fixed Income Core Fund (the "Fund"), a portfolio of the Trust (the "Contract");

     WHEREAS, FGIMCO desires to assign its rights, duties and responsibilities under the Contract to FIC, and FIC desires to accept such assignment from FGIMCO; and

     WHEREAS, the Board of Trustees of the Trust has approved the assignment of the Contract from FGIMCO to FIC;

      KNOW ALL MEN BY THESE PRESENTS THAT:

     In consideration of the sum of One Dollar ($1.00) and other good and valuable consideration, receipt of which is hereby acknowledged, FGIMCO does hereby assign all of its rights, duties and responsibilities under the Contract described above to FIC, and FIC does hereby accept such assignment.

     IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed by their authorized representatives as of the date first hereinabove set forth.


FEDERATED GLOBAL INVESTMENT
MANAGEMENT CORP.                    FEDERATED INVESTMENT COUNSELING

By:  /s/ G. Andrew Bonnewell        By:  /s/ Keith M. Schappert
Name:  G. Andrew Bonnewell          Name:  Keith M. Schappert
Title:  Vice President              Title:  President - Investment Research